                                                                      Exhibit 12

                            MERITOR AUTOMOTIVE, INC.

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                 (Amounts in millions of dollars, except ratios)

                                                       Quarter     Pro Forma
                                                        Ended      Year Ended
                                                      December 31, September 30,       Fiscal Year Ended September 30, (1)
                                                                                 ---------------------------------------------------
                                                           1997      1997(2)     1997       1996       1995       1994       1993
                                                          -----      -------     -----      -----      -----      -----      -----
Earnings Available for Fixed Charges: (3)
          Pre-tax income from continuing
            operations                                    $  54      $ 169       $ 186      $ 182      $ 185      $  88      $ 102

          Adjustments:
            Undistributed income of affiliates               (3)       (15)        (15)       (11)        (6)        (6)        (3)
            Minority interest in loss of subsidiaries         4         11          11         11          8          6          5
                                                       -----------------------------------------------------------------------------
                                                             55        165         182        182        187         88        104
                                                       -----------------------------------------------------------------------------

Add fixed charges included in earnings:
          Interest expense                                   10         38          10         10         11         12         13
          Interest element of rentals                         2          7           7          7          8          7          5
                                                       -----------------------------------------------------------------------------
              Total                                          12         45          17         17         19         19         18
                                                       -----------------------------------------------------------------------------


          Total earnings available for fixed charges:     $  67      $ 210       $ 199      $ 199      $ 206      $ 107      $ 122
                                                       -----------------------------------------------------------------------------


Fixed charges: (3)

          Fixed charges included in earnings              $  12      $  45       $  17      $  17      $  19      $  19      $  18
          Capitalized interest                                0          0           0          0          1          0          0
                                                       -----------------------------------------------------------------------------
          Total fixed charges                             $  12      $  45       $  17      $  17      $  20      $  19      $  18


          Ratio of Earnings to Fixed Charges                5.6        4.7        11.7       11.7       10.3        5.6        6.8

(1) The financial information presented for periods prior to September 30, 1997 has been prepared based on the combined historical financial position, results of operations and cash flows of the ongoing automotive businesses of Rockwell prior to the Distribution and is not necessarily indicative of what the financial position, results of operations or cash flows would have been had the Company been an independent public company during the periods presented.

(2) Pro forma financial information presented as if the Company was a stand-alone entity in fiscal 1997. Pro forma information reflects (a) the 68.9 million shares of the Company's common stock issued on the date of the Distribution, (b) management's estimate that corporate costs would have been $11 million lower on a stand-alone basis than those allocated to the automotive businesses by Rockwell and (c) $28 million of interest expense at 6 percent for the year ended
          September 30, 1997, related to the debt incurred by the Company in connection with the $445 million pre-Distribution payment to Rockwell.

(3) "Earnings" are defined as pre-tax income from continuing operations, adjusted for income or loss attributable to minority interest in subsidiaries, undistributed earnings of less than majority owned subsidiaries, and fixed charges excluding capitalized interest. "Fixed charges" are defined as interest on borrowings (whether expensed or capitalized) and that portion of rental expense applicable to interest.